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                                   EXHIBIT 12

                              THE FINOVA GROUP INC.
                 Computation of Ratio of Income to Fixed Charges
                             (Dollars in Thousands)


                                  Nine Months Ended                                 Year Ended
                                     September 30,                                 December 31,
                                 ---------------------     ---------------------------------------------------------------
                                   1996         1995         1995         1994         1993         1992           1991
                                 --------     --------     --------     --------     --------     --------       --------
Income before income
 taxes                           $136,615     $115,310     $157,240     $123,771     $ 66,422     $ 50,593        $(37,014)
Add fixed charges:
 Interest expense                 298,158      267,857      366,822      222,200      123,853      136,107         157,560
 One-third rentals                  1,863        1,844        2,478        2,041        1,387        1,498           1,148
                                 --------     --------     --------     --------     --------     --------        --------
   Total fixed charges            300,021      269,701      369,300      224,241      125,240      137,605         158,708
                                 --------     --------     --------     --------     --------     --------        --------
Income as adjusted               $436,636     $385,011     $526,540     $348,012     $191,662     $188,198        $121,694
                                 --------     --------     --------     --------     --------     --------        --------
Ratio of income to fixed
 charges                             1.46         1.43         1.43         1.55         1.53         1.37              --
                                 ========     ========     ========     ========     ========     ========        ========


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